PARTNERSHIP INTEREST PLEDGE AGREEMENT

THE TAKING OFTHIS OOCU1'1ENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRTITEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY LOAN DOCUMENT IN AUSTRIA OR SENlllNG ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY LOAN DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DlITY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND
AVOID PRINTING our ANY EMAIL COMMUNICATION WHICH REFERS TO ANY LOAN
DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY LOAN DOCUMENT TO AN AUSTRIAN ADDRESSEE.

This Parlnership lnteres.t Pledge Agreemenvrtonfmlo de Prenda sobre Parle Socia[) is entered into on this 15th day of January, 2014 (the "Agreement''), by and between Closure Systems International B.V., as pledger (the "Pledgor"), and The Bank of New
York Mellon, acting solely in its capacity as Collateral Agent (as defined below) on behalf and for the benefit of the Secured Parties (as defined below), as pledgee (in such capacity, together with its successors and assigns in such capacity, the "Pledgee"), with the acknowledgment of CS!en Saltillo, S. de R.L. de C.V. ("CSI Saltillo"), in accordance with the following Recitals, Representations and Warranties and Clauses. Capitalized terms used in the Recitals and Representations and Warranties which are not otherwise defined herein, shall have the meaning ascribed to such terms inClause First hereof.

Recitals

I. Credit Agreement. On November 5, 2009, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding Gmbh and Closure Systems International B.V., as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto, and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the "Administrative Agent"), entered into a credit agreement (as most recently amended and restated by the Amendment No. 7 and Incremental Term Loan Assumption Agreement dated as of September 28, 2012, and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, the "Credit Agreement").

II.2010 Seruor Secured Notes Indenture. On October 15, 2010, RGHL US

Escrow I LLC, RGHL US Escrow I Inc., RGHL Escrow Issuer (Luxembourg) I S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, among others, entered into an indenture (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, the "2010 Senior Secured Notes Indenture").

III.February 2011 Senior Secured Notes Indenture. On February 1, 2011, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, acting in its capacity as trustee, principal paying agent, transfer agent and collateral agent and Wilmington Trust (London) Limited, as additional collateral agent, among others, entered into an indenture (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, the "February 2011 Senior Secured Notes Indenture").

IV.August 2011Senior Secured Notes Indenture. On August 9, 2011, RGHL US Escrow II LLC, RGHL US Escrow II Inc., The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent, among others, entered into an indenture (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, the "August 2011 Senior Secured Notes Indenture").

V.201 2 Senior Secured Notes Indenture. On September 28, 2012, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent, among others, entered into an indenture (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, the "201 2 Secured Notes Indenture" and, together with the 2010 Senior Secured Notes Indenture, the February 2011 Senior Secured Notes Indenture and the August 2011 Senior Secured Notes Indenture, the "Senior Secured Note Indentures").

VI.The obligations in respect of the senior secured notes issued under each of the Senior Secured Note Indentures have been designated as "Additional Obligations" under the First Lien Intercreditor Agreement.

Representations and Warranties

I.	The Pledgor hereby represents and warrants, through its legal representative, that on the date hereof:

(a)
it is a private limited liability company (beslote11 ve1111ootsc/m p met beperkte aansprnkelijklieid ) incorporated and duly organized under the laws of the Netherlands, having its official seat in Amsterdam and its registered office address at Teleportboulevard 140, 1043 EJ Amsterdam, the Nelherlands and registered in the commercial register of Amsterdam under number 34291082;

(b)
it is the sole, legal and beneficial owner of 1 (one) partnership interest, representing the outstanding capital of CSI Saltillo, which in the aggregate represents 0.00036309% of the total issued and outstanding capital of CSI Saltillo, on a fully diluted basis (the ''Pledged Partnership Interest");

(c)
the individual executing this Agreement in the name and on behalf of the Pledger has sufficient power and authority, as well as the necessary authority (corporate, organizational or otherwise) to validly execute and deliver this Agreement on its behalf and to validly bind the Pledgor under the terms herein, and that such powers, authority and authorizations have not been revoked, modified or limited in any manner; and

(d)
with reference to the facts and circumstances then existing and subject to the provisions of the Loan Documents and the Intercreditor Arrangements, the representations and warranties made by the Pledgor as Loan Party in Section 3.01(Organi111tio11; Powers), 3.02 (A11t/wri111tion ),

3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.07 (Title to Properties; Possession under Leases), 3.08 (Subsidiaries), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and
3.22 (Solvency ) of the Credit Agreement,are true and accurate as regards to the Pledgor and this Agreement.

II.	CSI Saltillo hereby represents and warrants, through its legal representative, that on the date hereof:

(a)
it is a sociedad de responsnbilidad limitnda de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 1259, dated April 1, 2008, granted before Mr. Gerardo F. Saavedra Silva, Commercial Notary Public number 50 of the Federal District, which was recorded in the Public Registry of Commerce of

Saltillo, Coahuila, under commercial folio number 9051*2;

(b) the individual executing this Agreement in its name and on its behalf has sufficient power and authority, as well as the necessary authority (corporate, organizational or otherwise) to validly execute and deliver this Agreement on its behalf and to validly bind it under the terms herein, as evidenced in public deed numbers 31,706, dated April 23, 2010, and 37,574, dated October 24, 2012, granted in the notarial record of Mr. Jose Luis Villavicencio Castaneda, Notary Public number 218 for the Federal District, Mexico; and that such powers, authority and authorizations have not been revoked, modified or limited in any manner; and

(c) with reference to the facts and circumstances then existing and subject to the provisions of the Loan Documents and the Intercreditor Arrangements, the representations and warranties made by CSI Saltillo as Loan Party in Section 3.01( Organization; Powers), 3.02 (Authorization ),
3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.07 (Title to Properties; Possession under Leases), 3.08 (Subsidiaries), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements ), 3.19 (Security Documents) and
3.22 (Solvency) of the Credit Agreement, are true and accurate as regards CSI Saltillo and this Agreement.

NOW, THEREFORE, based on the Recital and Representations and Warranties contained herein, the parties hereto agree as follows:

First. Certain Defined Terms.

(a) Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien lntercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement. As used in this Agreement, the following terms shall have the following meanings:

"Additional Agreement'' shall have the meaning assigned to the term "Additional Agreeme11t" under, and as defined in, the First Lien Intercreditor Agreement

"Administrative Agent" has the meaning specified in Recital I hereof.

"Agreed Security Principles" has the meaning it is given in the Credit Agreement and the Senior Secured Note Indentures, and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

"Agreement" means this Partnership Interest Pledge Agreement, as the same may be amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

"Applicable Representative" shall have the meaning assigned to the term "Applicable Representative " under, and as defined in, the First Lien Intercreditor Agreement.

"Business Day" shall mean a day (other than a Saturday or Sunday) on which banks are open for business in New York City, New York, United States of America and Mexico.

"Collateral Agent" shall mean the Pledgee, in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement, and its successors and permitted assigns in such capacity.

"Credit Agreement" shall have the meaning assigned to such term in Recital I hereof.

"CSI Saltillo" has the meaning specified in the preamble to this Agreement.

"Distributions" has the meaning specified in paragraph (c) of Clause Fourth of this Agreement.

"Event of Default" shall have the meaning assigned to the term "Event of
Defrmlt" under, and as defined in, the First Lien Intercreditor Agreement.

"First Lien Intercreditor Agreement" shall mean the First Lien lntercreditor Agreement dated as of November 5, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indentures, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement and the Loan Parties, as amended on January 21, 2010 and as further amended, novated, supplemented, restated or modified from time to time. A copy of the First Lien Intercreditor Agreement and of its amendment is attached hereto as Exhibit " A".

"Governmental Authority" means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any individual or entity with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including any court).

"Intercreditor Arrangements" means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties' Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

"Law" means the General Law of Negotiable Instruments and Credit Transactions (Ley General de Titulos y Operaciones de Credito) of Mexico.

"Lien" shall have the meaning assigned to the term "Lien" under, and as defined in, the First Lien lntercreditor Agreement

"Loan Documents" shall have the meaning assigned to the term "Credit Documents" under, and as defined in, the First Lien lntercreditor Agreement and any other document designated by the Loan Parties' Agent and the Collateral Agent as a Loan Document.

"Loan Parties" shall have the meaning assigned to the term "Grantors" under, and as defined in, the First Lien Intercreditor Agreement.

"Loan Parties' Agent" shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

"Mexico" means the United Mexican States.

"Person" means any individual or entity, trust, joint venture, partnership, corporation, Governmental Authority or any other entity of any nature whatsoever.

"Pledged Partnership Interest" has the meaning set forth in Representation 1(b) of this Agreement.

"Pledgee" has the meaning specified in the preamble to this Agreement

"Pledger" has the meaning specified in the preamble to this Agreement.

"Principal Finance Documents" means the Credit Agreement, the Senior Secured Note Indentures, the Intercreditor Arrangements and any Additional Agreement.

"Prohibition" has the meaning specified in paragraph (b) of Clause First of this Agreement.

"Secured Obligations" shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

"Secured Parties" shall have the meaning assigned to the term "Secured Parties"
under, and as defined in, the First Lien Intercreditor Agreement.

"Security Interest" has the meaning specified in paragraph (a) of Clause Second of this Agreement.

"Senior Secured Note Indentures" has the meaning assigned to such term in Recital II hereof.

"Termination Notice" has the meaning specified in Clause Eleventh of this Agreement.

(b) The definitions in this Clause First shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. The words "hereof", herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise expressly indicated, and all references in this Agreement to Clauses, sections, and paragraphs shall be deemed to be references to Clauses, sections paragraphs of this Agreement, unless the context shall otherwise require. As used herein and any certificate or other document made or delivered pursuant hereto, (i) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without !imitation", unless such phrase, otherwise appears, (ii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist {and the words "incurred" and "incurrence" shall have correlative meanings), (iii) the words "asset' and "properly" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, and (v) references to any statute, law or regulation shall be deemed to include any amendments thereto from time to time or any successor statute, law or regulation thereof.

No obligations shall be included in the definition of "Secured Obligations" to the extent that, if included, the security interest granted pursuant to this Agreement or any part thereof would be void as a result of a violation of the prohibition on financial assistance as contained in Articles 2:9& and 2:207c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the "Prohibition") and all provisions hereof will be construed accordingly. For the avoidance of doubt, this Agreement will continue to secure those obligations which, if included in the definition of "Secured Obligations", would not constitu te a violation of the Prohibition.

Second. Pledge; Grant of Securitv Interest.

(a) The Pledgor hereby grants a first priority pledge and security interest (the "Security Interest'') to the Pledgee for the benefit of the Secured Parties, in and to its Pledged Partnership Interest as collateral security for the due and timely payment, performance and satisfaction when due (whether at stated maturity, by acceleration or otherwise) of any and all of the Secured Obligations.

(b) For purposes of perfecting the Security Interest over the Pledged Partnership Interest pursuant to paragraph III of Article 334 of the Law, the Pledgor hereby delivers to the Pledgee (i) an executed original of this Agreement, and (ii) a copy of the entry made in the partners' registry book of CSI Saltillo, duly certified by an authorized officer or attorney-in-fact of CSI Saltillo, evidencing that, on the date hereof, the Security Interest in and to the Pledged Partnership Interest has been duly recorded in the partners' registry book of CSI Saltillo.

(c) Without prejudice to the rights of the Pledgee under the Loan Documents, the Pledgee hereby irrevocably waives the provisions of, and any rights it might have under, Articles 340, 342 and 343 of the Law.

Third. Continuing Security Interest. The Security Interest shall be continuing and shall
(i)remain in full force and effect until all of the Seemed Obligations have been paid pursuant to the Loan Documents unless otherwise released pursuant to this Clause Third or Clause Eleventh; (ii) be binding upon the Pledgor, and its successors and permitted assigns; and (iii) inure to the benefit of and be enforceable by the Pled gee, acting on behalf of the Secured Parties, and their respective successors and assigns; provided, however, that if the Pledger disposes of the Pledged Partnership Interest and that disposal is permitted by the terms of the Loan Documents, the Pledged Partnership Interest shall, unless an Event of Default has occurred and is continuing, be automatically released from the Security Interest created under this Agreement with effect from the day of such disposal, and the Pledgee shall do all such acts which are reasonably requested by the Pledgor in order to release the relevant Pledged Partnership Interest from the Security Interest created under this Agreement.

Fourth. Voting and Management of the Pledged Partnership Interest

(a) Subject to paragraph (b) of this Clause Fourth, the Pledgor will have the right to exercise the voting rights and other rights and powers pertaining to the Pledged Partnership Interest and deal with the Pledged Partnership Interest in any manner permitted by the Loan Documents; provided, that the Pledgor shall not exercise, or refrain from exercising, at any lime, such rights in a manner which would affect adversely the validity and enforceability of the security constituted hereby or cause an Event of Default. Subject to the terms of the Loan Documents, the Pledgee and the Secured Parties shall be free and clear of any liability arising from or in connection with the exercise or failure to exercise the voting rights relating to the Pledged Partnership Interest.

(b) If an Event of Default has occurred and is continuing, all rights of the Pledgor to exercise the voting and other rights and powers that the Pledgor is entitled to exercise pursuant to the foregoing provisions of paragraph (a) of this Clause Fourth shall cease, and all such rights shall thereupon be exercised by the Pledgee, who shall have the sole and exclusive right and authority to exercise such voting and other rights and powers.

(c)
Unless an Event of Default has occurred and is continuing, the Pledgor shall be entitled, from time to time, to collect and receive for its own use all dividends, interest and other distributions paid in respect of the Pledged Partnership Interest as permitted by the Loan Documents (the "Distributions"); provided, however, that until actually paid, all rights to such distributions shall remain subject to the Security Interest created by this Agreement. If an Event of Default has occurred and is continuing, all Distributions thereafter paid in respect of the Pledged Partnership Interest shall be applied by the Pledgee towards the payment of the Secured Obligations in accordance with the Loan Documents.

(d)
All Distributions (other than the Distributions that are permitted to be paid to the Pledger in accordance with paragraph (c) of this Clause Fourth), whenever paid or made, shall (i) be delivered to the Pledgee to hold as part of the Pledged Partnership Interest and shall, if received by the Pledgor, be received in deposit for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor, and be forthwith delivered to the Pledgee as part of the Pledged Partnership Interest in the same form as so received; and (ii) be considered for all legal purposes as granted in pledge in accordance with this Agreement, and shall be subject to the Security Interest and considered as an integral part of the Pledged Partnership Interest pursuant to this Agreement.

(e)
The rights of the Pledgee hereunder shall not be conditioned or contingent upon the exercise by the Pledgee of any right or remedy against the Pledgor or any other Person which may be or become liable in respect of all or any part of the Secured Obligations or against any collateral security therefor, guarantee therefor or right of offset with respect thereto.

(f) Subject to the terms of the Loan Documents, the Pledgee, its nominee(s) or any receiver or delegate appointed pursuant to this Agreement, shall not be liable for any failure to demand, collect or realize upon all or any part of the rights corresponding to the Pledged Partnership Interest or for any delay in doing so, nor shall the Pledgee be under any obligation to sell or otherwise dispose of the Pledged Partnership Interest upon the request of the Pledgor or any other Person (except for the Secured Parties and in conformity with the Loan Documents), or to take any other action whatsoever with regard to the Pledged Partnership Interest or any part thereof.

Fifth. Covenants of the Pledgor. So long as this Agreement is in effect, the Pledgor covenants and agrees to (a) not create, incur, assume, or permit to exist any Lien in favor of, or any claim of any Person with respect to, the Pledged Partnership Interest, whether now held or hereafter subscribed, except for the Security Interest or as permitted under the Loan Documents; (b) except to the extent permitted by the Loan Documents, not sell, transfer, assign, pledge, deliver, transfer in !rust, grant, usufruct or otherwise dispose of, or grant any option with respect to, the Pledged Partnership Interest or any interest therein without the prior written consent of the Pledgee; and (c) subject to the Agreed Security Principles, execute and deliver to the Pledgee, for the benefit of the Secured Parties, such documents in favor of the Pledgee and/or the Secured Parties, and do such things relating to the Security Interest as the Pledgee may reasonably request in order to protect and maintain the Security Interest and to protect and preserve the Pledger's and or the Pledgee's title and interest in and to the Pledged Partnership Interest, and pay all reasonable costs arising from or in connection therewith.

Sixth. Safekeeping of the Pledued Partnership Interest; Indemnity. The obligations of the Pledgee with respect to the safekeeping and preservation of the Pledged Partnership Interest shall be limited to the obligations imposed by the Law. Unless otherwise expressly provided for in the Loan Documents, any actions carried out by the Pledgee for the safekeeping and preservation of the Pledged Partnership Interest shall be at the sole expense and risk of the Pledgor.

Seventh. Events of Default. If an Event of Default has occurred and is continuing (a) all rights of the Pledgor to exercise or refrain from exercising any voting and other rights which it would otherwise be entitled to exercise pursuant to Clause Fourth hereof shall cease and be exercised thereaf ter by the Pledgee, (b) the Pledgee shall have the right to keep any and all Distributions in respect of the Pledged Partnership Interest received or thereafter paid in respect of the Pledged Partnership Interest and apply them to the payment of the Secured Obligations; and (c) the Pledgee shall have the right to foreclose upon the Pledged Partnership Interest pursuant to the provisions of Clause Eighth of this Agreement, and to exercise its rights in any other manner as set forth in the Law.

Eighth. Foreclosure. Ifan Event of Default has occurred and is continuing:

(a)
the Pledgee may foreclose upon the Security Interest and request the sale of the Pledged Partnership Interest, if any, pursuant to Article 341 of the Law, or exercise its rights in any other manner as set forth in the Law, in order to seek payment of the Secured Obligations;and

(b)
the Pledgor shall take or shall cause CSI Saltillo to take any and all actions and/or initiate any and all proceedings that may be necessary or convenient, in the Pledgee' s sole discretion (acting reasonably), to facilitate the execution and transfer of the Pledged Partnership Interest. The Pledgor further agrees to do or cause to be done all such other acts as may be necessary or convenient to expedite such sale or sales of all or any portion of the Pledged Partnership Interest, and to execute and deliver such documents and take such other action as the Pledgee (acting reasonably) deems necessary or advisable so that such sale may be in compliance with applicable law. The Pledgee shall apply all amounts received under this Agreement in accordance with the First Lien Intercreditor Agreement. In the event of foreclosure and sale of the Pledged Partnership Interest in accordance with this Clause Eighth, the Pledger hereby expressly and irrevocably waives any rights of first offer, rights of first refusal, and any other preemptive rights of any kind to which it may be entitled under the by-laws of CSI Saltillo and the Mexican General Law of Commercial Companies (Ley General de Sociedndes Mercm1 Hks).

Ninth.- Capacitv of Collateral Agent. The Pledgor hereby (i) expressly acknowledges that the Pledgee has all necessary appointments, legal capacity and authority to act on behalf of the Secured Parties for all matters arising from or relating to this Agreement; and (ii) expressly waives its rights to carry out any action challenging the legal existence, appointments, legal or other capacity and authority of the Pledgee to act on behalf of the Secured Parties. The rights, duties, privileges, protections and benefits of the Pledgee as Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated herein by reference and made a part hereof. The Pledgor agrees that all acts to be executed by the Pledgor under this Agreement shall be in accordance with the terms and conditions of the Intercreditor Arrangements.

Tenth. Power of Attorney. The Pledgor, by way of security irrevocably appoints the Pledgee and any receiver appointed by the Pledgee to be its attorney in fact, and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney in fact may consider to be required or desirable for:

(a} carrying out any obligation imposed on the Pledgor by this Agreement or any other agreement binding on the Pledgor to which the Pledgee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Partnership Interest};
(b) enabling the Pledgee to exercise, or delegate the exercise of, all or any of its rights over the Pledged Partnership Interest and
(c) enabling any receiver appointed by Pledgee to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law,

provided always that the Pledgee may only be entitled to exercise the powers conferred upon it by the Pledgor under this Clause Tenth if:

(i}    an Event of Default has occurred and is continuing; and/ or

(ii)
the Pledgee has received notice from the Applicable Representative, the Loan Parties' Agent and/ or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 (ten} Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Parties' Agent), provided further that the Pledgee shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause Tenth unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/ or prefunded to its satisfaction.

For purposes of this Clause, the Pledger shall grant a notarized irrevocable special power of attorney, substantially in form of Exhibit "B" hereto, pursuant to the terms of article 2,596 of the Federal Civil Code and its correlatives for the other States of Mexico and the Federal District, in order to allow the Pledgee to perform any and all acts referred to inthis Clause Tenth, with the authorities referred to in the first, second and third paragraph of article 2,554 of the Federal Civil Code and its correlative Articles of the Civil Codes of the States of the United Mexican States and the Federal District and that includes the authority to delegate such special power of attorney.

Eleventh.- Release and Termination. The Security Interest constituted by this Agreement shall be released and cancelled:

(a)
by the Pledgee (acting on the instruction of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Mexican law).

As soon as is reasonably practicable and (i) in respect of paragraph (a) above, following a written request from the Pledgor, or (ii) in respect of paragraph (b) above, following receipt of a written instruction from the Applicable Representative, the Pledgee shall deliver to the Pledgor a termination notice (the "Termination Notice") substantially in the form attached hereto as Exhibit " C". Only upon delivery of the Termination Notice by the Pledgee to the Pledger as herein contemplated, this Agreement shall terminate and the Security Interest shall cease, terminate and be released.

Twelfth.- Delegation. The Pledgee, and any receiver appointed by Pledgee, shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney referred to in Clause Tenth hereto) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Pledgee or any receiver hereto.

Thirteenth.- No Liability. None of the Pledgee, its nominee(s) or any receiver or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted under this Agreement, (b) any neglect or default in connection with the Security Interest, or (c) taking possession or realization of all or any part of the Pledged Partnership Interest, except to the extent provided in the Principal Finance Documents.

Fourteenth.- Indemnity. To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledger shall, notwithstanding any release or discharge of all or any part of the Security Interest, indemnify the Pledgee, its agents, its attorneys, any delegate and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Pledger of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on it by this Agreement or otherwise relating to the Security Interest.

Fifteenth.- Assignments. Unless otherwise permitted under the Loan Documents, the rights and obligations arising from this Agreement may not be assigned or transferred by the Pledger to any third party without the prior written consent of the Pledgee. The Pledgee may assign, in whole or in part, its rights hereunder by written notice to the Pledger, without requiring the consent of the Pledger to perform such assignment or transfer, in accordance with the Loan Documents.

Sixteenth.- Amendments. This Agreement may only be amended or modified with the prior written consent of the Pledger and the Pledgee.

Seventeenth.- Notices. Each notice or other communication to be given or made by a party in connection with this Agreement shall be given or made in accordance with the provisions of the First Lien Intercreditor Agreement, provided that with respect to any notice to be given or made pursuant to or under a Mexican judicial procedure, the Pledger designates the following address:

Closure Systems International B.V. Indiana 435
Fracc. Industrial Valle de Saltillo
25217,Sallillo, Coahuila,
Mexico

with a copy (which shall not constitute notice) to:

Rank Group Limited Level 22,
20 Bond Street
Sydney NSW 2000
Australia
Attention: Cindi Lefari

Eighteenth.- Exhibits and Captions. All documents attached hereto or to which reference is made herein are hereby incorporated by reference into, and shall be deemed a part of, this Agreement. The captions and headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Nineteenth.- Further Assurances. Subject to the Agreed Security Principles, the Pledgor, at the Pledgee's request, agrees to promptly execute or cause to be executed and deliver to the Pledgee any and all documents, instruments and agreements, in connection with this Agreement, deemed necessary by the Pledgee (acting on the instructions of the Applicable Representative) to give effect to or carry out the terms or intent of this Agreement

Twentieth.- Jurisdiction, Governing Law. For all matters relating to the interpretation and fulfillment of this Agreement, the parties hereto expressly and irrevocably submit to the applicable laws of Mexico, and to the jurisdiction of the competent courts sitting in Mexico, Federal District, Mexico, with respect to any action or proceeding arising out of or relating hereto, and the parties hereby expressly and irrevocably waive all rights to any other jurisdiction to which they may be entitled to by reason of their present or future domiciles, or by any other reason.

Twenty First.- Language. This Agreement is entered into in both the Spanish and English languages; provided that, in the case of any judicial procedure before a Mexican court, the Spanish version shall govern for all purposes.

Twenty Second.- Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

[Signalme pages continue]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, on the date first above written.

The Pledgor:

Closure Systems International B.V.

    //s// Carl Getz

Name: Carl Getz
Title: Director

Name: Title:

The Pledgee:

The Bank of New York Mellon, acting solely in its capacity as Collateral Agent on behalf and for the benefit of the Secured Parties.

//s// Catherine F. Donohue
Name:
Title:    CATHERINE F. DONOHUE
VICE PRESIDENT

With the acknowledgment of: CSI en Saltillo, S. de R.L. de C.V.

//s// Cindi Lefari

Name: Cindi Lefari
Title: Attorney-in-Fact

IN WITNESS WHEREOF, the parties hereto execute t!tis Agreement, on the date first above written.

The Pledger.
Closure Systems International B.V.

Name:
Title:

•	me: -
Title:    Orangefield {Netherlands) B.V.
Managing Oitector

The Pledgee:

Ftroz M. Orie
General Proxyholder

Frederike Y.Sips-Brans
General Proxyholder

The Bank of New York Mellon, acting solely in its capacity as Collateral Agent on behalf and for the benefit of the Secured Parties.

Name: Title:

With the acknowledgment of:
CSI en Saltillo,S. de R.L. de C.V.

Name:
Title: Attorney-in-Fact

Exhibit "A" Partnership Interest Pledge Agreement Copy of First Lien Intercreditor Agreement
and Amendment

Exhibit IJB"
Partnership Interest Pledge Agreement
Form of Power of Attorney

PODER ESPECIAL

En la Ciudad de ----    el

SPECIAL POWER OF AITORNEY

de    In the City of    on ---

     de 2013, ante mi ---
Notario Publico, compareci6        en su canlcter de    de Closure Systems International B.V., (la "Sociedad") una sociedad debidamente constituida y existente de conformidad con las!eyes de con su domicilio en
    _, y expuso:

Que en nombre y representaci6n de la Sociedad y de confonnidad con los poderes que le confiere la Sociedad, por medic de! presente otorga come garantia:

1. Un PODER ESPEOAL en cuanto a su objeto pero general en cuanto a las facultades otorgadas, con facultades de delegaci6n, a favor de The Bank of New York Mellon (el "Acreedor Prendario"), actuando Unicamente en su caracter de Agente de Garantias (Collateral Agent), en representaci6n y para el beneficio de las Partes Garantizadas ( Secured Parties) y cualquier delegado designado por el Acreedor Prendario, para que, en nombre y representaci6n de la Sociedad, puedan, individualmente, celebrar, firmar y perfeccionar cualquier docurnento y llevar a cabo cualesquiera actuaciones que el apoderado considere necesarias o deseables, en relaci6n con el Contrato de Prenda sobre Parte Social celebrado entre la Sociedad, come deudor prendario, y el Acreedor Prendario, actuando Unicamente

2013, before me    Notary
Public, appeared        in his capacity as    of Closure Systems International B.V. (the "Corporation") a corporation organized and existing pursuant to the laws of

------ and having its principal offices in	and declared:

That in the name and on behalf of the Corporation and in accordance with the powers conferred by the Corporation, hereby grants by way of securiyy:

1.	A SPECIAL POWER-OF-ATTORNEY
deemed as special in regards to its purpose but as general in regards to the powers granted, with authority to delegate such power, in favor of The Bank of New York Mellon (the "Pledgee"), acting solely in its capacity as Collateral Agent, on behalf and for the benefit of the Secured Parties and any receiver appointed by the Pledgee, so that in the name and on behalf of the Corporation they may, severally, execute, deliver and perfect all documents and do all things which the attorney in fact may consider to be required or desirable, in connection with the Partnership Interest Pledge Agreement (Contralo de Prenda sobre Parle Social) entered into, by and between the Corporation, as pledger, and the Pledgee, acting solely in its capacity as Collateral Agent on behalf and for the en SU caracter de Agente de Garantfas (Collateral Agent), en representad6n y para el benefido de las Partes Garantizadas (Secured Parties), como acreedor prendario, con el reconocimiento de CS!en Saltillo, S. de R.L. de C.V., (segtln dicho Contrato de Prenda sobre Parte Social haya sido o sea modificado, suplementado o modificado y reexpresado de tiempo en tiempo, en lo sucesivo, el "Contrato de Prenda"), para:

(a)llevar a cabo cualquier acto para cumplir con cualquier obligaci6n impuesta a la Sociedad mediante el Contrato de Prenda o cualquier otro contrato que obligue a la Sociedad y de!cual sea parte el Acreedor Prendarlo (incluyendo la celebraci6n y entrega de cualesquier actos, gravamenes, cesiones u otra garantla y cualesquier transmisiones de la Parte Social Pignorada (segtln dicho termino se define en el Contrato de Prenda));

{b) permitir al Acreedor Prendario para que ejerza, o delegue el ejercicio de, todos y o cualquiera de sus derechos sobre la Parte Social Pignorada; y

(c) permitir a cua!quier delegado designado por el Acreedor Prendario para que ejerza, o delegue el ejerddo de, cualquier de los derechos, poderes y facultades conferidos sobre!os mismos por o conforme al Contrato de Prenda o por ley;

en el entendido en todo momenta que el Acreedor Prendario unicamente tendra el derecho de ejercer los poderes que le han sido conferidos por este poder (incluyendo los mencionados abajo) si: un Caso de Incumplimiento ha ocurrido y continua;

benefit of the Secured Parties, as pledgee, with the acknowledgment of CSI en Saltillo, S. de R.L. de C.V. (as such Partnership Interest Pledge Agreement may be amended, supplemented, modified or amended and restated from time to time, hereinafter, the "Pledge Agreement"), for:

(a) carrying out any obligation imposed on the Corporation by the Pledge Agreement or any other agreement binding on the Corporation to which the Pledgee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Partnership Interest (as such term is defined in the Pledge Agreement));

{b) enabling the Pledgee to exercise, or delegate the exercise of, all or any of its rights over the Pledged Partnership Interest; and

(c)enabling any receiver appointed by Pledgee to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to the Pledge Agreement or by law;

provided always that the Pledgee may only be entitled to exercise tl1e powers conferred upon it by this Power of Attorney (including those below) if: an Event of Default has occurred and is continuing; and/ or the Pledgee has

y/o el Acreedor Prendario ha recibido una notificaci6n de! Representante Aplicable, el Agente de las Partes de!Credito y/o de la Sociedad de que la Sociedad ha incumplido con cualquier obligaci6n (incluyendo obligaciones de perfeccionamiento) dentro de los 10 (diez) Dias Habiles de que se le haya notificado de dicho incumplimiento (con copia de dicha notificaci6n entregada al Agente de las Partes de!Credito), en el entendido ademas que el Acreedor Prendario no tendra la obligaci6n de ejercer los poderes que le han sldo conferidos por la Sociedad conforme al presente poder (incluyendo Ios mencionados abajo), salvo y hasl:a que se le haya (i) instruido a ejercer!os por el Representante Aplicable, e (ii) indemnizado y/ o garantizado y/ o pre fondeado a su satisfacci6n.

Para poder llevar a cabo las actos mencionados en los incises anteriores,y sin perjuicio de la especialidad de las facultades otorgadas, los apoderados contaran con:

(i)Peder para pleitos y cobranzas, actos de administraci6n y actos de dominio en los terminos de! primer, segundo y tercer parrafos de! articulo dos mil quinientos cincuenta y cuatro de!C6digo Civil Federal y sus correlativos contenidos en Ios C6digos Civiles de las demas estados de los Estados Unidos Mexicanos y el Distrito Federal;y

(ii) poder especial para suscribir y endosar titulos de credito en las terminos de! articulo 9° de Ia Ley General de Titulos y Operaciones de Credito.

received notice from the Applicable Representative, the Loan Parties' Agent and/or the Corporation that the Corporation has failed tc comply with a further assurance or perfection obligation within ten Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party's Agent), provided further that the Pledgee shall not be obliged to exercise the powers conferred upon it by the Corporation under this Power (including those below) unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/ or secured and/or prefunded to its satisfaction.

In order to carry out the acts referred to in the preceding sections, and notwithstanding the special nature of the powers granted, the attorneys-in-fact are hereby granted with:

(i)A power of attorney for lawsuits and collections, acts of administration and acts of ownership in terms of the first, second and third paragraphs of Article two thousand five hundred and fifty four of the Federal Civil Code and its correlative Articles of the Civil Codes of the remaining States of the United Mexican States and the Federal District; and

(ii)a special power of attorney to subscribe and endorse negotiable instruments in accordance with article 9 of the General Law of Negotiable Instruments and Credit Operations.

El presente poder es irrevocable en los terminos de articulo 2596 (dos mil quinientos noventa y seis) de! C6digo Civil Federal y sus articulos correlativos en los C6digos Civiles de los demas Estados de la Republica, por haberse otorgado coma una condici6n en un contrato bilateral y como un medio para el cumplimiento de sus obligaciones conforme al Conb:ato de Prenda.

Para efectos del parrafo quinto del Artfculo 2554 de!C6digo Civil Federal, el mismo se transcribe a conlinuaci6n:

"Articulo 2554. En todos los poderes generales para pleitos y cobranzas bastara que se diga que se otorga con todas las facultades generales y las especiales que requieran clausula especial conforme a la ley para que se entiendan conferidos sin limitaci6n alguna.

En las poderes generales para administ:rar bienes, bastara expresar que se dan con este caracter para que el apoderado tenga toda clase de facultades adminisb:ativas.

En los poderes generales, para ejercer actos de dorninio, bastara que se den con ese caracter para que el apoderado tenga todas las facultades de dueno, tanto en lo relativo a las bienes, coma para hacer toda clase de gestiones,a fin de defenderlos.

Cuando se quisieren limitar, en las tres casos antes rnencionados, las facultades de los

The special power of attorney granted hereby is irrevocable pursuant to the terms of article 2,596 of the Federal Civil Code its correlative Articles of the Civil Codes of the States of the United Mexican States and the Federal District, it being a condition of a bilateral agreement and a mean to comply with its obligations under the Pledge Agreement

For purposes of paragraph fif th of Article 2554 of the Federal Civil Code, a transcription thereof follows:

"Article 2554. In all general powers of attorney for lawsuits and collections it shall be sufficient to say that they are granted with all the general powers and with the special powers requiring special clause in accordance with the law in order that they may be considered as granted without any limitation.

In general powers of attorney to administer property, it shall be sufficient to state that they are given with that character, in order that the attorneys-in fact may have all kinds of administrative powers.

In general powers of attorney to exercise acts of ownership, it shall be sufficient that they be given with that character, in order that the attorneys-in-fact may have all the powers of an owner, both with respect to the property, and to take all actions to defend it.

If in any of the aforesaid three cases it should be desired to limit the authority of apoderados, se consignanln las limitaciones,
0 los poderes seran espeda!es.

Los Notarios insertaran este Artirulo en Ios testimonies de los poderes que otorguen."

Salvo que un term.inc se encuentre definido en este poder o el contexto lo requiera de otra forma, un term.inc definido en el Contrato de Prenda y/o el Convenio entre Acreedores (como dicho termino se define en el Contrato de Prenda) tiene el mismo significado en este poder.

Nombre: [,    ,

Cargo:

the attorneys-in-fact, the limitation shall be set out, or the powers of the attorneys-in fact shall be special powers of attorney.

Notaries shall insert this Article in the instruments of powers of attorney which they execute."

Unless defined in this power of attorney or the context otherwise requires, a term defined in the Pledge Agreement and/or the First Lien Intercreditor Agreement (as defined in the Pledge Agreement) has the same meaning in this Power of Attorney.

Name: (,_    ],
Title:

(NOTE: The signat11re of tire Notary P11blic must be certified by tire releva11t officer oft thepower of attomey m11st bear an apostille issued i1I accordance with The Hag11e Conventio11 o/ 1961.)

Exhibit "C" Partnership Interest Pledge Agreement Form of Termination Notice

[Date]

Closure Systems International B.V.
L-----.1

This Termination Notice is delivered pursuant to Clause Eleventh of the Partnership Interest Pledge Agreement dated [•], 2013 (the "Pledge Agreement"), entered into by and between Closure Systems International B.V., as pledgor, and The Bank of New York Mellon, on behalf and for the benefit of the Secured Parties, as pledgee, with the acknowledgment of CSI en Saltillo, S. de R.L. de C.V. Capitalized terms used and not otherwise defined herein, shall have the meaning ascribed to such terms in the Pledge Agreement.

By means of this Termination Notice the undersigned, acting as Pledgee under the Pledge Agreement, hereby certifies that the Pledge Agreement is terminated and the Security Interest created thereby is hereby released.

Sincerely,

The Bank of New York Mellon

By:          _ Name:._    _
Title: Attorney-in-Fact